UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 27, 2021 (August 24, 2021)

ACV Auctions Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40256	47-2415221
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

640 Ellicott Street, #321
Buffalo, New York		14203
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (800) 553-4070

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.001 per share	ACVA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On August 24, 2021, ACV Auctions Inc. (the “Company”) entered into a first lien revolving credit agreement (the “Credit Agreement”) with JPMorgan Chase Bank, N.A., as administrative agent and lender, and the other lenders party thereto, which provides for a $160.0 million revolving credit facility maturing five years from the date of the Credit Agreement. The Credit Agreement includes a subfacility that provides for the issuance of letters of credit in an amount of up to $20.0 million at any time outstanding.

The Credit Agreement is subject to customary fees for loan facilities of this type, including a commitment fee based on the average daily undrawn potion of the revolving credit facility.

The interest rate applicable to the Credit Agreement is, at the Company’s option, either (a) LIBOR (or a replacement rate established in accordance with the terms of the Credit Agreement) (subject to a 0.00% LIBOR floor), plus a margin of 2.75% per annum or (b) the Alternate Base Rate plus a margin of 1.75% per annum. The Alternate Base Rate is the highest of (a) the Wall Street Journal prime rate, (b) the NYFRB rate plus 0.5% and (c)(i) 1.00% plus (ii) the adjusted LIBOR rate for a one-month interest period.

The revolving credit facility terminates and borrowings thereunder, if any, will be due in full five years from the date of the Credit Agreement.

Debt under the Credit Agreement is guaranteed by substantially all of the Company’s material domestic subsidiaries and is secured by substantially all of the Company’s and such subsidiaries’ assets. The Credit Agreement contains customary affirmative and negative covenants, indemnification provisions and events of default. Affirmative covenants include administrative, reporting and legal covenants, in each case subject to certain exceptions. Negative covenants restrict the Company’s ability, subject to customary exceptions, to, among other requirements: make restricted payments including dividends and distributions on, redemptions of, repurchases or retirement of the Company’s capital stock; restrict certain of the Company’s subsidiaries’ ability to engage in certain intercompany transactions with other subsidiaries that do not guarantee obligations under the Credit Agreement; restrict the Company’s ability to incur additional indebtedness and issue certain types of equity; sell assets, including capital stock of subsidiaries; enter into certain transactions with affiliates; incur liens; enter into fundamental changes including mergers and consolidations; make investments, acquisitions, loans or advances; create negative pledges or restrictions on the payment of dividends or payment of other amounts owed from subsidiaries; make prepayments or modify documents governing material debt that is subordinated with respect to right of payment; engage in certain sale leaseback transactions; change the Company’s fiscal year; and change the Company’s lines of business. The Credit Agreement also contains financial covenants that require the Company to maintain a minimum liquidity level and achieve specified trailing four quarter revenue targets at the levels and during the periods set forth in the Credit Agreement. The Credit Agreement also includes customary events of default, including failure to pay principal, interest or certain other amounts when due, material inaccuracy of representations and warranties, violation of covenants, specified cross-default and cross-acceleration to other material indebtedness, certain bankruptcy and insolvency events, certain events relating to the Employee Retirement Income Security Act of 1974, certain undischarged judgments, material invalidity of guarantees or grant of security interest, and change of control, in certain cases subject to certain thresholds and grace periods. If an event of default occurs and is continuing, lenders holding a majority of the commitments under the Credit Agreement have the right to, among other things, (i) terminate the commitments under the Credit Agreement, (ii) accelerate and require the Company to repay all the outstanding amounts owed under the Credit Agreement and (iii) require the Company to cash collateralize any outstanding letters of credit.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2021.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ACV AUCTIONS INC.

Date: August 27, 2021	By:	/s/ William Zerella
William Zerella Chief Financial Officer